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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


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                                    FORM 8-K

                                 Current Report


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                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                         Date of Report:  May 27, 1994




                          LONG ISLAND LIGHTING COMPANY
               (Exact name of registrant as specified in charter)
               New York                 1-3571                11-1019782
       (State of Incorporation)   (Commission File No.)    (I.R.S. Employer
                                                          Identification No.)

             175 East Old Country Road, Hicksville, New York  11801
                                  516-755-6650
         (Address and telephone number of Principal Executive Offices)
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Item 1.     Changes in Control of Registrant

            Not applicable.


Item 2.     Acquisition or Disposition of Assets

            Not applicable.


Item 3.     Bankruptcy or Receivership

            Not applicable.


Item 4.     Changes in Registrant's Certifying Accountant

            Not applicable.


Item 5.     Other Information

            a.  Electric Rate Case

            In December 1993, the Company filed a three-year electric rate plan with the Public Service Commission of the State of New York ("PSC") for the period beginning December 1, 1994 (the "Rate Proposal"). The Rate Proposal requests an allowed rate of return on common equity of 11.0% and provides for zero percent base rate increases in years one and two of the plan and an overall rate increase of 4.3% in the third year. Although base electric rates would be frozen during the first two years of the Rate Proposal, annual rate increases of approximately 1% to 2% are expected to result in these years from the operation of a fuel cost adjustment ("FCA") mechanism. The FCA captures, among other amounts, any increases in the cost of fuel above the level recovered in base rates, and any amounts to be recovered or refunded to ratepayers in excess of $15 million which result from the reconciliation of revenue, certain expenses and earned performance incentive components.

            On May 19, 1994, the staff of the PSC ("Staff") and other intervening parties filed testimony in response to the Rate Proposal. Staff concurs with the Company's proposal for an 11.0% return on common equity in each of the three years. However, Staff has recommended an overall zero percent rate increase for the first two years, contrasted with the Company's proposal for a zero percent base rate increase and FCA adjustments of 1% to 2% in each of these years as described above. Staff has not yet made a firm recommendation for the level of rate relief in the third year, but has reaffirmed its commitment to the principles





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of the Rate Moderation Agreement including the full recovery of the Rate
Moderation Component.

            In addition, Staff supports both the Company's proposed continuation of its current FCA mechanism and the continuation of the Long Island Lighting Company Ratemaking and Performance Plan mechanisms and proposes to continue the performance incentives, with some modifications. Staff is also recommending demand side management ("DSM") expenditures that exceed those proposed by the Company. The Company is reviewing the proposals submitted by Staff and the intervenors, discussed below, in preparation for hearings expected to commence in mid-June.

            The Consumer Protection Board and Long Island Power Authority ("CPB/LIPA") jointly filed testimony in which they proposed that total electric bills be cut by 2.6% for the first rate year, 1.2% for the second rate year, and 1.2% for the third rate year. CPB/LIPA also proposed higher sales forecasts, reductions in forecasted expenses, and a reduction in return on common equity from the Company's proposed 11.0% to 10.6%. Other intervenors proposed various adjustments to the Rate Proposal, including increasing DSM expenditures and reducing the authorized return on common equity. The CPB/LIPA response to the Company's Rate Proposal is unrelated to a CPB/LIPA petition filed in December 1993 also seeking to reduce the Company's electric rates.
The Commission has not acted upon this prior CPB/LIPA petition.

            The Commission is expected to issue a final order in the Company's rate proceeding in November 1994. The Company is unable to predict the ultimate outcome of this rate proceeding.

            b.  Long Island Lighting Company v. County of Suffolk

            The Company and Suffolk County have reached a settlement, in principle, in the matter of Long Island Lighting Company v. County of Suffolk. The settlement will not have a material impact on the Company's financial condition and is contingent upon the parties agreeing to definitive terms and to ratification by the Suffolk County Legislature. The Company began this lawsuit in Suffolk County Supreme Court on February 11, 1988, against Suffolk County, seeking the recovery of damages for Suffolk County's breach of a contract to prepare an offsite emergency response plan for the Shoreham nuclear power station.

Item 6.     Resignations of Registrant's Directors

            Not applicable.





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Item 7.     Financial Statements, Pro Forma Financial
            Information and Exhibits

            Not applicable.


Item 8.     Change in Fiscal Year

            Not applicable.





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                                   SIGNATURE





            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                               LONG ISLAND LIGHTING COMPANY
                                         Registrant




                               By      ANTHONY NOZZOLILLO
                                 -------------------------------
                                       ANTHONY NOZZOLILLO
                                 Senior Vice President - Finance



Dated:  May 27, 1994





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